Exhibit 10.1

Second Amendment to Lease

This Amendment, dated May 16, 2013, is executed by (1) AG/Touchstone TP, LLC, a Delaware limited liability company (“Lessor”), and (2) Amicus Therapeutics, Inc., a Delaware corporation (“Lessee”).  This Amendment is executed with reference to the following facts:

A.                                    On or about September 11, 2008, Lessor and Lessee executed that certain Standard Multi-Tenant Office Lease—Net and Addendum to Lease, as Amended by the First Amendment on April 18, 2011  (collectively, “the Lease”) pertaining to the premises commonly known as 11099 North Torrey Pines Road, Suite 200, San Diego (La Jolla), California 92037 (“the Premises”).

B.                                    The Term of the Lease expires September 30, 2013.

C.                                    By this Amendment, the parties desire to extend the Term and amend the Lease, as provided below.

In consideration of the above recitals and the mutual agreements stated below, the parties agree:

1.              Term Extension.  The Term of the Lease is extended through September 30, 2016.

2.              Base Rent.  Base Rent for the extension period shall be as follows:

I.	October 1, 2013, through September 30, 2014	$20,703.60/mo.
II.	October 1, 2014, through September 30, 2015	$21,428.23/mo.
III.	October 1, 2015, through September 30, 2016	$22,178.21/mo.

3.              Management Fee.  The Management Fee is currently at 3% of base rent per the original lease, section 4.2.4. Landlord and Tenant agree to increase the Management Fee to 3.5%.

4.              Common Area Limits.  Section 4.2.6 of the Lease (Limit on Operating Expenses) is hereby deleted in its entirety.

5.              Tenant Improvements. Landlord will provide Tenant with a Tenant Improvement Allowance in an amount up to $30,000.00 to purchase and install a cold box room based on mutual agreement by both Tenant and Landlord on size, capacity, location and cost. Landlord shall pay all costs associated with the purchase and installation of the cold box room directly without invoicing Tenant.

6.                                                              General Provisions.  The parties further agree:

6.1                               Lessee’s Representations.  Lessee hereby represents to Lessor:

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6.1.1                     To Lessee knowledge, Lessor is not in default and has not been in default in the performance of Lessor’s obligations under the Lease, and no condition exists that with the passage of time or delivery of notice or both would constitute a default by Lessor under the terms of the Lease.

6.1.2                     To Lessee knowledge, Lessee has no right, claim, or action for recovery against Lessor.

6.1.3                     Lessee has not initiated any insolvency proceeding and has no present intention to initiate any insolvency proceeding.

6.2                               Confirmation.  Except as modified by this Amendment, the Lease is hereby ratified and confirmed.

6.3                               Defined Terms.  Defined (capitalized) terms used in this Amendment shall have the same meanings as in the Lease, except as otherwise provided herein.

Lessor:		Lessee:

AG/Touchstone TP, LLC,		Amicus Therapeutics, Inc.,
a Delaware limited liability company		a Delaware corporation

By Touchstone Investments, Inc.,
a California corporation, Its Manager		By	/s/ William D. Baird, III
		Title	Chief Financial Officer

By	/s/ Gregory Erickson
Gregory Erickson, President